                            SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                   Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[x] Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                            Commission Only (as permitted by
                                            Rule 14a-6(e)(2))
[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           Commerce Bancshares, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------


    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------


    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------



    (4) Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------


    (5) Total fee paid:

    ---------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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

                                     LOGO

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                APRIL 17, 1996

  The annual meeting of the shareholders of Commerce Bancshares, Inc., will be held in Salon I, Ritz-Carlton, St. Louis, One Ritz Carlton Drive, Clayton, Missouri, on April 17, 1996, at ten o'clock a.m., St. Louis Time, for the following purposes:

  (1) To elect five directors to the 1999 Class for a term of three years;

  (2) To consider and act upon a proposal to amend the Articles of Incorporation to increase the authorized common stock; and

  (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on February 29, 1996, as the time as of which the shareholders of Commerce Bancshares, Inc., entitled to notice of and to vote at the meeting shall be determined.

                            By Order of the Board of Directors

                            J. Daniel Stinnett, Secretary

March 12, 1996

  IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. YOU ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

                                PROXY STATEMENT

                           COMMERCE BANCSHARES, INC.

                         ANNUAL MEETING APRIL 17, 1996

SOLICITATION:

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Commerce Bancshares, Inc. (the "Company"), P.O. Box 13686, Kansas City, Missouri 64199, of proxies to be used at the annual meeting of shareholders of the Company to be held April 17, 1996. The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegram by regular employees of the Company. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to their principals and the Company will reimburse them for the expense of doing so. This proxy statement and proxy will be first sent to security holders on or about March 12, 1996.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised; there is no formal method required for revocation.

VOTING SECURITIES AND OWNERSHIP THEREOF BY CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT:

  Only shares at the close of business on February 29, 1996, are entitled to vote at the meeting, and at the close of business on said date there were outstanding 33,506,285 shares of common stock of the Company. Each holder of common stock is entitled to one vote for each share held. In the election of directors and, abstentions and broker nonvotes will be considered solely for quorum purposes. In connection with the proposal to increase the authorized shares of common stock, abstentions and broker nonvotes will be treated as votes against the proposal. On all other matters presented for shareholder vote, abstentions will be treated as votes against such matters and broker nonvotes will have no effect on the outcome.

  (a) Under applicable Securities and Exchange Commission Rules, beneficial ownership of shares includes shares as to which a person has or shares voting power and/or investment power. The only person, to the knowledge of the Company, to own beneficially more than 5% of the outstanding common stock of the Company as of February 29, 1996, was James M. Kemper, Jr., 1000 Walnut Street, Kansas City, Missouri, having sole investment and sole voting power as to 1,930,266 shares and shared voting and investment power as to 61,684 shares (aggregating 5.4% of the class).

  With respect to Commerce Bank, N.A. (Kansas City, MO) and its nominees, an aggregate of 8,067,731 shares were held in various fiduciary capacities;
however, it beneficially owned with sole voting authority only    % of the
Company's common stock. Commerce Bank has advised the Company that the shares held by it and as to which it has sole voting power will be voted at the annual meeting for the election of directors and for the increase in authorized shares of common stock. Shares held in all other fiduciary accounts will be voted as specifically directed by the co-trustees and co-executors. Shares held in agency and custodial accounts will be voted by the owners. The trust departments of the other subsidiary banks hold, in the aggregate with sole voting power, less than 1% of the Company's outstanding shares.

  (b) The following information pertains to the common stock of the Company beneficially owned, directly or indirectly, by all directors and nominees for director, the executive officers named in the Summary Compensation Table, and by all directors, nominees and executive officers of the Company as a group as of December 31, 1995. Such persons have sole voting and sole investment power as to such shares unless otherwise noted.

       NAME AND
      ADDRESS OF
      BENEFICIAL                                          NUMBER       PERCENT
         OWNER                                           OF SHARES     OF CLASS
      ----------                                         ---------     --------
   Giorgio Balzer.......................................     2,225         **
   Kansas City, Missouri
   Fred L. Brown........................................     2,097         **
   St. Louis, Missouri
   John O. Brown........................................    57,252         **
   Kansas City, Missouri                                    39,756(3)
   W. Thomas Grant, II..................................     4,582         **
   Kansas City, Missouri
   James B. Hebenstreit.................................    11,225         **
   Kansas City, Missouri
   David W. Kemper......................................     4,602
   Clayton, Missouri                                        55,382(1)*
                                                           420,234(2)
                                                            99,072(3)     1.6
   James M. Kemper, Jr.................................. 1,930,266*
   Kansas City, Missouri                                    61,684(4)     5.4
   Jonathan M. Kemper...................................     5,871
   Kansas City, Missouri                                   291,629(1)
                                                           331,461(5)
                                                            55,471(3)     1.9
   Robert C. Matthews, Jr...............................    11,451
   Kansas City, Missouri                                    32,154(3)      **
   Terry O. Meek........................................     5,169         **
   Springfield, Missouri
   B. Franklin Rassieur, Jr.............................     5,636         **
   St. Louis, Missouri
   John H. Robinson, Jr.................................       556         **
   Kansas City, Missouri
   Dolph C. Simons, Jr..................................     3,610         **
   Lawrence, Kansas
   L. W. Stolzer........................................   213,286(6)      **
   Manhattan, Kansas
   William A. Sullins, Jr...............................    46,199
   St. Louis, Missouri                                      40,411(3)      **
   Andrew C. Taylor.....................................     4,690         **
   St. Louis, Missouri
   Robert H. West.......................................     4,397
   Kansas City, Missouri                                       661(1)*     **
   All 26 directors, nominees and executive officers as
    a group............................................. 2,207,370
   (including those listed above)                          347,672(1)
                                                           420,234(2)
                                                           266,864(3)
                                                            61,684(4)
                                                           331,461(5)
                                                           213,286(6)    10.2

--------
(1) Shared voting power and investment power.
(2) Sole investment power, shared voting power with Mr. Jonathan Kemper. Shares are not included in Mr. Jonathan Kemper's holdings.
(3) Shares which could be acquired within 60 days by exercise of options.
(4) Owned by corporation as to which Mr. James Kemper shares voting and investment power with Mr. David Kemper; these shares are not included in the share ownership of Mr. David Kemper. Both Messrs. Kemper disclaim beneficial ownership as to such shares.
(5) Sole investment power, shared voting power with Mr. David Kemper. Shares are not reported in Mr. David Kemper's holdings.
(6) Does not include 488,614 shares owned by spouse or by trust for benefit of spouse. Mr. Stolzer disclaims beneficial ownership as to such shares.
* Mr. David Kemper disclaims beneficial ownership as to such shares; Mr. James M. Kemper, Jr. disclaims beneficial ownership as to 181,910 shares; and Mr. West disclaims beneficial ownership as to such shares.
** Less than 1%.

                             ELECTION OF DIRECTORS

  Under the Articles of Incorporation and the By-Laws of the Company, the Board of Directors is divided into three classes, each as nearly equal as possible, and the Board is authorized to determine the number of persons constituting the board. The Board has fixed the number of directors at fifteen. Therefore, it is proposed that five directors (constituting one-third of the board of directors) be elected at the meeting to serve until the 1999 annual meeting (the 1999 Class), and until their successors shall be elected and qualified unless otherwise directed. The persons acting under the accompanying proxy intend to vote for the election of the nominees hereinafter named. Should any nominee become unable to accept nomination or election, it is intended, unless otherwise directed, that the person acting under the proxy will vote for the election of such other person as the Board of Directors of the Company may recommend. The five nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting, a quorum being present, shall become directors. Vacancies occurring in a class during a term are filled by the Board pursuant to the Company's By-Laws. There are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

  The following information is provided with respect to each nominee:

            PERIODS SERVED AS DIRECTOR
  NAME AND   AND BUSINESS EXPERIENCE
  AGE          DURING PAST 5 YEARS
  --------  --------------------------
1999 CLASS:

W. Thomas Grant, II, 45..  Elected a director in June, 1983. In July, 1993,
                           Mr. Grant became Chairman of the Board and Chief Executive Officer of Seafield Capital Corp. (known as BMA Corp. until May, 1991), with subsidiaries providing health care and insurance administration, underwriting services and premium financing. Prior to July 1993, Mr. Grant had been President and Chief Executive Officer of Seafield Capital Corp.

James B. Hebenstreit,      Elected a director in October, 1987. He is
49.......................  President since January, 1992 (Executive Vice
                           President from September, 1989; Senior Vice
                           President since November, 1987) of Bartlett &
                           Company which is engaged in grain merchandising and storage, flour milling and cattle feeding. Prior to November, 1987, he had served as President of Capital for Business, Inc., a subsidiary of the Company, and Senior Vice President of the Company.

James M. Kemper, Jr.,      Elected a director in August, 1966. Mr. Kemper
74.......................  served as Chairman of the Board of the Company until November 1, 1991, when he retired as an officer of the Company. Mr. Kemper serves as President and as a director of Tower Properties
                           Company. Mr. Kemper is the father of David W.
                           Kemper and Jonathan Kemper.

            PERIODS SERVED AS DIRECTOR
  NAME AND   AND BUSINESS EXPERIENCE
  AGE          DURING PAST 5 YEARS
  --------  --------------------------
John H. Robinson, Jr.,     Elected a director in August, 1995. He is the
45.......................  Managing Partner of the Facilities Group of Black &
                           Veatch, an engineering, construction and technical consulting services firm. He has served as a director of Commerce Bank, N.A. (Kansas City, MO), a subsidiary of the Company.

Dolph C. Simons, Jr.,      Elected a director in October 1992. Mr. Simons is
65.......................  President of The World Company which is engaged in newspaper publishing, printing and providing cable television services in Kansas and Colorado. He has served as a director of Commerce Bank, N.A. (Kansas
                           City, MO), a subsidiary of the Company.

  The following directors of the Company are not nominees for election, and their terms will continue after the 1996 annual meeting.

1998 CLASS:
Fred L. Brown, 55........  Elected a director in February, 1994. Mr. Brown is
                           President and Chief Executive Officer of BJC Health System which provides acute, long-term care and related health care services in Missouri and southern Illinois. He is also a director of Citation Computer Systems, Inc. and has served as a director of Commerce Bank, N.A. (St. Louis, MO).

David W. Kemper, 45......  Elected a director in February, 1982. Mr. Kemper is
                           Chairman of the Board (since November, 1991), President and Chief Executive Officer of the Company and is Chairman of the Board of Commerce Bank, N.A., (St. Louis, MO) a subsidiary of the Company. He is also a director of Seafield Capital Corporation, (known as BMA Corp. until May, 1991) Wave Technologies International, Inc., Ralcorp Holdings, Inc., and Tower Properties Company. Mr. David Kemper is the son of James M. Kemper, Jr., and the brother of Jonathan M. Kemper. He served as a director of Venture Stores, Inc. prior to December, 1995.

B. Franklin Rassieur,      Elected a director in April, 1986. Mr. Rassieur
Jr., 69..................  became Chairman of the Board of Paulo Products Co.,
                           Inc., in August, 1987, having served as President prior thereto. The company is engaged in the commercial heat treating, electroplating, and furnace brazing services. Mr. Rassieur has served as a director of Commerce Bank, N.A. (St. Louis,
                           MO), a subsidiary of the Company.

Andrew C. Taylor, 48.....  Elected a director in February, 1990. Mr. Taylor is
                           President of Enterprise Rent-A-Car Company
                           (formerly Enterprise Leasing Co.) which is engaged in automobile leasing, rental and related services. He is also a director of General American Life Insurance Company. Mr. Taylor has served as a director of Commerce Bank, N.A. (St. Louis, MO), a subsidiary of the Company.

Robert H. West, 57.......  Elected a director in October, 1985. Mr. West is
                           Chairman of the Board and CEO of Butler
                           Manufacturing Company, a manufacturer of systems and components for non-residential structures. He is also a director of Kansas City Power & Light Company. Mr. West has served as a director of Commerce Bank, N.A., (Kansas City, MO), a subsidiary of the Company. He formerly served as a director of Santa Fe Pacific Corporation.

            PERIODS SERVED AS DIRECTOR
  NAME AND   AND BUSINESS EXPERIENCE
  AGE          DURING PAST 5 YEARS
  --------  --------------------------

1997 CLASS:

Giorgio Balzer, 55.......  Elected a director in December, 1990. Mr. Balzer is, since August 1990, Chairman of the Board and Chief Executive Officer of Business Men's Assurance Company of America. He is also U.S. Representative for Assicurazoni-Generali, S.p.A., an Italian insurance group, and Chairman and CEO of its U.S. Branch. He is also a director of Home Office Reference Laboratory Inc., Jones and Babson, and Transocean Holding Corp., a general financial company in the U.S.

Terry O. Meek, 52........  Elected a director in April, 1989. Mr. Meek is
                           President of Meek Lumber Yard, Inc., which operates a chain of builders' materials centers under the name Meeks Building Centers. He has served as a director of Commerce Bank, N.A. (Springfield, MO), a subsidiary of the Company.

L. W. Stolzer, 61........  Elected a director in October, 1995. He is Chairman of the Board of Commerce Bank, N.A. (Manhattan, KS) and has served as a director of Commerce Bank, N.A. (Kansas City, MO), a subsidiary of the Company.

  The following directors currently serve as members of the audit committee of the Board: Fred L. Brown, James B. Hebenstreit and Robert H. West, none of whom is an officer of the Company. The audit committee annually receives the proposal of the independent public accountants for the performance of audit services for the Company and its subsidiaries, reviews the scope of audits to be performed by the independent public accountants and the internal auditing staff of the Company, reviews annually the program of the internal auditing staff both with respect to audits performed in the prior year and scheduled audits for the ensuing year and receives, reviews and takes action which it deems appropriate with respect to reports submitted by the internal auditing staff and the independent public accountants. The audit committee held four meetings during 1995.

  The Board of Directors has appointed a compensation and benefits committee to review and establish compensation to be paid to officers of the Company and to grant options pursuant to the Company's stock option plans. Directors Giorgio Balzer, Terry O. Meek and Andrew C. Taylor presently comprise the committee which held one meeting during 1995 for these purposes.

  The Board of Directors has established a committee on directors for the purpose of considering and recommending to the full Board the nominees for election to the Board of Directors of the Company. W. T. Grant II, James B. Hebenstreit and Dolph C. Simons, Jr., are presently members of the committee which held one meeting in 1995. By mid-February of each year, the committee makes its recommendations to the Board of its proposed slate of directors for the class of director to be submitted to the shareholders of the Company at the annual meeting to be held the following April. The committee will consider shareholder nominations, which should be submitted in writing by the previous October 31 to the Company's Secretary, J. Daniel Stinnett at its principal office in Kansas City. The Board of Directors held six meetings during 1995. Each director attended 75% or more of the total number of meetings of the Board and meetings held by committees of the Board on which the respective director served.

  Under the Securities Exchange Act of 1934, the executive officers, directors and persons who own more than 10% of the Company's equity securities are required to file reports of ownership and changes therein with the Securities and Exchange Commission with copies of such forms to be furnished to the Company. Based solely on a review of the copies of such forms supplied to the Company or representations that no Forms 5 were required, the Company believes that during 1995 all filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

  Directors and officers of the Company and the nominees for directors and their associates have deposit accounts with the subsidiary banks of the Company, and some directors, nominees for directors and officers and their associates also have other transactions with the subsidiary banks, including loans in the ordinary course of business, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

  During 1995, subsidiaries of the Company paid Tower Properties Company $340,087 in rentals, $12,231 in leasing fees, $297,522 for operation of parking garages, and $80,460 in parking fees. Mr. James Kemper is President and a director and Messrs. David Kemper and Jonathan Kemper are directors of Tower Properties Company and together with members of their immediate families own beneficially approximately 50% of the outstanding stock of Tower Properties Company.

DIRECTOR COMPENSATION:

  An employee of the Company or a subsidiary of the Company receives no additional compensation for serving as a director. Non-employee directors of the Company are required to participate in the Stock Purchase Plan for Non-Employee Directors. Under this Plan, all compensation payable to a non-employee director is credited to an account in the name of such director as earned and the Company contributes to the account of such director an amount equal to 25% of the compensation credited to the director's account. As of the last business day of each month, the cash balance is used to purchase from the Company whole shares of common stock of the Company based on the last sale price of the Company's common stock on such date. Each non-employee director of the Company contributes (as adjusted for the 25% contribution by the Company) the annual retainer of $8,000 (paid on a quarterly basis), fees of $1,750 for each meeting of the Board of Directors attended, and fees of $500 for attendance at each meeting of a committee of which the director was a member and attended. Prior to Mr. James Kemper's retirement as an officer of the Company on October 31, 1991, the Company entered into an agreement with him whereby he would perform certain services for the Company for which he will be paid at the annual rate of $100,000 per year. These services include serving on various subsidiary banks' boards of directors, assisting in special assignments in connection with the acquisition of additional banks and providing other services where his experience and expertise can be utilized. For his services for the year 1995, Mr. Kemper was paid $100,000. Mr. Kemper receives no additional compensation for his services as a director of the Company or of the subsidiary banks.

EXECUTIVE COMPENSATION:

  The following information is given as to the Chief Executive Officer ("CEO") and as to each of the four most highly compensated executive officers of the Company, other than the CEO, who received total cash compensation of more than $100,000, during the fiscal year ended December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                                          LONG TERM COMPENSATION
                                                       -----------------------------
                              ANNUAL COMPENSATION             AWARDS         PAYOUTS
                          ---------------------------- --------------------- -------
                                                 (E)                                    (I)
                                                OTHER     (F)        (G)                ALL
                                               ANNUAL  RESTRICTED SECURITIES   (H)     OTHER
          (A)                    (C)     (D)   COMPEN-   STOCK    UNDERLYING  LTIP    COMPEN-
   NAME AND PRINCIPAL     (B)  SALARY   BONUS  SATION    AWARDS    OPTIONS/  PAYOUTS SATION(1)
        POSITION          YEAR   ($)     ($)     ($)      ($)      SARS (#)    ($)      ($)
------------------------  ---- ------- ------- ------- ---------- ---------- ------- ---------
David W. Kemper.........  1995 509,443 210,000     0        0       34,387       0    11,200
Chairman, President &
 CEO                      1994 498,018 180,000     0        0       29,463       0     6,633
Commerce Bancshares,
 Inc.                     1993 467,500 150,000     0        0       31,669       0     7,816
Jonathan M. Kemper......  1995 267,909  80,000     0        0       14,910       0     9,138
Chairman & CEO            1994 241,349  70,000     0        0       12,870       0     4,891
Commerce Bank, N.A.
 (Kansas City)            1993 229,219  40,000     0        0       13,560       0     6,188
William A. Sullins, Jr..  1995 226,676  65,000     0        0       14,595       0    21,594
Vice Chairman & COO       1994 222,365  70,000     0        0       12,402       0     4,663
Commerce Bank, N.A. (St.
 Louis)                   1993 204,500  55,000     0        0       12,899       0     5,992
John O. Brown...........  1995 196,817  22,000     0        0        7,875       0    30,880
Vice Chairman             1994 189,138  20,000     0        0        7,854       0     4,264
Commerce Bank, N.A.
 (Kansas City)            1993 185,413  20,000     0        0        8,930       0     5,423
Robert C. Matthews, Jr..  1995 170,868  45,000     0        0        9,660       0     7,029
Executive Vice President  1994 156,971  35,000     0        0        7,551       0     5,267
Commerce Bancshares,
 Inc.                     1993 134,333  25,000     0        0        7,938       0     4,085

--------
(1) All Other Compensation (i) includes the total of the amounts contributed by the Company to the Commerce Executive Retirement Plan ("CERP") and 401(k) Plans for the benefit of these individuals. For 1995, this is based on a maximum of 1.2% of salary in column (c) for the 401(k) Plan plus the amount allocated to each individual under the CERP Plan. For 1995, those amounts for the CERP and 401(k), respectively, are as follows: David W. Kemper--$4,781 and $4,620; Jonathan M. Kemper--$3,848 and $4,620; William
    A. Sullins, Jr.--$16,189 and $2,824; John O. Brown--$22,904 and $4,620;
    Robert C. Matthews, Jr.--$1,733 and $4,620. Other amounts are for the Group Term Life Insurance plan of the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                      POTENTIAL REALIZABLE
                                                                        VALUE AT ASSUMED
                                                                      ANNUAL RATES OF STOCK
                                                                       PRICE APPRECIATION
                         INDIVIDUAL GRANTS                               FOR OPTION TERM
--------------------------------------------------------------------- ---------------------
                                        (C)
                                       % OF
                          (B) NUMBER   TOTAL
                              OF     OPTIONS/
                          SECURITIES   SARS
                          UNDERLYING  GRANTED
                           OPTIONS/     TO         (D)
                             SARS    EMPLOYEES EXERCISE OR    (E)        (F)        (G)
      (A)                  GRANTED   IN FISCAL BASE PRICE  EXPIRATION    5%         10%
     NAME                    (#)       YEAR      ($/SH)       DATE       ($)        ($)
     ----                 ---------- --------- ----------- ---------- ---------------------
David W. Kemper.........    34,387    11.64%    $27.6190   02/03/2005   597,283   1,513,634
Jonathan M. Kemper......    14,910     5.05%    $27.6190   02/03/2005   258,978     656,303
William A. Sullins, Jr..    14,595     4.94%    $27.6190   02/03/2005   253,507     642,437
John O. Brown...........     7,875     2.67%    $27.6190   02/03/2005   136,784     346,638
Robert C. Matthews, Jr..     9,660     3.27%    $27.6190   02/03/2005   167,789     425,210

  Options granted (column b) include only Incentive Stock Options (ISO), subject to IRS limitations, and Non-Qualified Stock Options (NQ). All substantive terms are identical--four (4) equal vesting periods with 25% exercisable at date of grant and an additional 25% exercisable on each anniversary date thereof, the exercise price is defined as the closing market price on the date of grant, and the options are not exercisable following voluntary termination. The options are not assignable but may be exercised by the optionee's estate or beneficiary, subject to certain limitations, in the case of the death of the optionee.

  AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                    VALUES

                                                         (D)           (E)
                                                      NUMBER OF     VALUE OF
                                                     SECURITIES    UNEXERCISED
                                                     UNDERLYING   IN-THE-MONEY
                                                     UNEXERCISED  OPTIONS/SARS
                                   (B)              OPTIONS/SARS       AT
                                 SHARES      (C)      AT FY-END      FY-END
                                ACQUIRED    VALUE        (#)           ($)
        (A)                    ON EXERCISE REALIZED EXERCISABLE/  EXERCISABLE/
       NAME                        (#)       ($)    UNEXERCISABLE UNEXERCISABLE
       ----                    ----------- -------- ------------- -------------
David W. Kemper...............   18,824    373,764     75,191        933,151
                                                       48,441        491,955
Jonathan M. Kemper............   11,576    134,069     45,134        714,432
                                                       21,011        213,417
William A. Sullins, Jr........   24,804    452,588     30,435        374,443
                                                       20,375        207,082
John O. Brown.................    9,922    118,457     33,589        557,720
                                                       12,069        121,976
Robert C. Matthews, Jr........    3,307     38,694     25,865        402,606
                                                       13,008        132,455

PERFORMANCE GRAPH:

                       FIVE YEAR CUMULATIVE TOTAL RETURN

                             [GRAPH APPEARS HERE]


     COMMERCE (CBSH)       100.00   144.72   202.56   197.28   200.63   304.63
   ---------------------------------------------------------------------------
     NASDAQ FINANCIAL      100.00   154.74   221.32   257.23   257.83   375.64
   ---------------------------------------------------------------------------
     S&P 500               100.00   130.47   140.41   154.56   156.60   215.45


   Assumes $100 invested 12/31/90 with dividends reinvested on a Total Return basis with Commerce (CBSH) compared to the above named indices.

RETIREMENT BENEFITS:

  The Company maintains the Commerce Bancshares Retirement Plan. All employees are eligible to participate on the later of January 1st or July 1st after completion of one year of service and the attainment of age 21. The Plan provides benefits based upon earnings, age and years of participation.

  The annual benefit is determined under a new cash balance formula as of January 1, 1995. The new formula is intended to comply with the Tax Reform Act of 1986 and is subject to final approval by the Internal Revenue Service. Under the cash balance formula, a retirement account balance is maintained for each participant. At the end of each Plan Year beginning after December 31, 1994, the participant's account will be credited with a cash balance credit equal to a percentage of total pay for the year plus the same percentage of pay in excess of 50% of the Social Security taxable wage base for the year. Pay for this purpose is limited to $150,000 by the Omnibus Budget Reconciliation Act of 1993. The applicable percentage is determined by the sum of the participant's age and years of participation at the beginning of the Plan Year, and ranges from 1% for a sum of less than 30 to 40% for a sum of 75 or more. Interest is credited to the participant's account at the end of each Plan Year beginning after 1995 at the rate of 5% of the account balance at the end of the prior Plan Year. At retirement, the retirement account balance is converted to various annual benefit options based on actuarial factors defined in the Plan.

  In addition, the participant shall receive an annual benefit equal to his annual benefit accrued through December 31, 1994 under the Plan's prior formula, adjusted for increases in the cost of living (but not in excess of 4% per year) for each year of participation after December 31, 1994. This Plan is fully paid for by the Company and employees covered by the Plan become fully vested after five years of service. The normal retirement age under the Plan is 65. Reduced benefits are available as early as age 55. Messrs. D. Kemper, Jonathan Kemper, Sullins, Brown and Matthews have, respectively, 16, 13, 20, 31 and 20 years of service as of December 31, 1995.

  Compensation covered by the Plan for 1995 includes salary (as reported in the Summary Compensation Schedule) and was limited by the Omnibus Budget Reconciliation Act of 1993 to $150,000. The compensation for 1995 covered by the Plan was: Mr. D. Kemper $150,000; Mr. Jonathan Kemper $150,000; Mr. Sullins $150,000; Mr. Brown $150,000; and Mr. Matthews $150,000.

  The estimated annual benefits payable at normal retirement age for Messrs. David Kemper, Jonathan Kemper, Sullins, Brown and Matthews are $75,576, $66,324, $44,616, $49,728, and $53,010 respectively. These benefits assume the election of a retirement allowance payable as a straight life annuity to the participant.

  The Company also maintains the Commerce Executive Retirement Plan ("CERP"), effective January 1, 1995, to provide nonqualified deferred compensation for a select group of executives. The CERP is unfunded; benefits are payable from the assets of the Company. The Board of Directors may designate the CEO as a participant; other participants are selected by the CEO.

  A participant's benefit under the CERP is the amount by which (1) exceeds
(2), where (1) is the benefit that would be payable under Commerce Bancshares Retirement Plan if that benefit were calculated using the participant's "total pay" (including (i) any bonus deferred under a nonqualified deferred compensation plan maintained by the Company and (ii) compensation up to an annual limit determined under the Tax Reform Act but without regard to the $150,000 limit added by the Omnibus Budget Reconciliation Act of 1993 and the rounding rules added by the Retirement Protection Act of 1994); and (2) is the benefit actually payable under the Commerce Bancshares Retirement Plan.

  Compensation covered by the CERP for 1995 includes salary and bonuses (as reported in the Summary Compensation Schedule) and was limited by the terms of the CERP to $247,540. The compensation for 1995 covered by the CERP was: Mr. David Kemper $247,540; Mr. Jonathan Kemper $247,540; Mr. Sullins $247,540; Mr. Brown $247,540; and Mr. Matthews $206,544.

  The estimated annual benefits payable under the CERP at normal retirement age for Messrs. D. Kemper, Jonathan Kemper, Sullins, Brown and Matthews are $29,928, $27,936, $6,528, $3,717 and $12,756 respectively. These benefits assume the election of a retirement allowance payable as a straight life annuity to the participant.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION:

  The Company's executive compensation policy is intended to be competitive with four bank holding companies in geographic proximity and considered as direct competitors with the Company so that total compensation received by the executive officers of the Company is believed to be comparable on a long-term basis. The policy is also intended to offer an incentive for performance for the Company's executive officers and managers, including the chief executive officer and the four other most highly paid executive officers (collectively with the chief executive officer, the "senior executives"). The overall compensation program is designed to retain and reward on both a short and long-term basis. In the case of the Chief Executive Officer, the Committee pays particular attention to the total compensation paid to the chief executive officers of the competing bank holding companies described above but taking into consideration the relative size of the companies and their financial returns. The Committee has deliberately avoided establishing a formula-based salary program rewarding only short-term results but looks rather toward the quality of assets and earnings over a longer term. Statistical measurements including return on assets, return on equity, net income, and asset quality are considered over a one to five year time frame but not weighted in regard to base salary considerations. With no formula tying the Chief Executive Officer's compensation directly to the Company's performance or other weighted factors, the Committee operates under informal policies subjectively applied.

  The three members of the Compensation and Benefits Committee are all non-employee directors. The principal elements of the Company's executive compensation program for the fiscal year ended December 31, 1995, applicable to the Company's executive officers, including the senior executives, were:

    (1) Salary levels are reviewed and determined annually. Consideration is given to the scope of responsibilities and to being comparable with similar positions with immediate competitors. In this regard, comparison is made with the compensation paid to the top five officers of four bank holding companies which, by virtue of their location, are considered immediate competitors. Factors included in the comparison are relative size of companies, the financial results obtained, both currently and over a period of time, and the experience and responsibility of the individuals. While the base salary compensation paid to the senior executives is somewhat below the average of the immediate competitors, the Committee believes such compensation is in line considering the relative size of the companies and also considering the Company's strong emphasis on long-term shareholder alignment through incentives such as stock options. In addition, the Committee reviews individual performance ratings, being the result of reviews conducted by an officer's superior. The Committee also considers responsibility changes, taking into account outstanding or improved performance. The Committee approves salary increases and salary levels after consideration of both internal and external information as set forth above. In establishing base salaries, the Committee does not assign any weight to any particular factor.

    (2) Cash Bonus awards are considered annually. In awarding bonus payments, factors considered by the Compensation Committee include: (i) a review of the Company's financial performance as determined by the level of overall net income, as well as statistical measurements, return on assets, return on equity, asset quality and asset growth, as compared to internal trends and selected competitors; (ii) the value created for shareholders in both the most recent year and five year trends as determined by market price of the Company stock compared to the NASDAQ financial indices; and
  (iii) the performance of individuals to the extent measurable in meeting budget expectations. However, the Committee has not established any performance targets that would affect the granting of or size of a bonus. Performance of the Company in relation to competitors' performance is considered but not weighted in the granting of a bonus. The Chief Executive Officer is also subject to the previous measurements. While the factors set forth are major considerations in determining the amount of a bonus for a senior executive, there is no predetermined specific formula that defines the amount of bonus payment based on the results in the factors set forth above. Bonuses earned as a percentage of salary for senior executives for 1995 performance ranged from 41% in the case of the chief executive officer to 11%.

    (3) Stock Options are also awarded annually. They are awarded to provide individuals with long term incentives for profitable growth and closer align the Company's senior executives with the interest of the Company's shareholders. Retention and long-term reward are both factors considered in granting stock options. With respect to the amount of options to be granted, consideration is given to the scope of responsibility and the degree of its effect on the Company's performance as well as the degree of importance in providing incentive to the individual to stay with the Company over time. The Committee, in determining whether to grant options or in the granting of options, does not take into consideration the amounts of options previously granted or outstanding. The Chief Executive Officer and the other senior executives are granted options generally ranging from 100% to 140% of total cash compensation for the year divided by the share price of the Company's common stock on the date of the grant. Some other individuals in the Company are granted options on the same basis and additional people receive options based on 70% or 40% of their total cash compensation.

  A limitation on the deductibility for tax purposes of certain executive compensation in excess of $1,000,000 was recently added to the Internal Revenue Code ("Code"). The limitation contained in Section 162(m) of the Code applies to compensation paid to the executive officers of the Company named in the Summary Compensation Table. While this limitation was applicable to the compensation paid by the Company in 1995, the Committee, although aware of the provisions of Section 162(m), was not required to address the provisions of that section since no officer of the Company earned compensation which would exceed $1,000,000 per year. By amending the Non-Qualified Stock Option Plan in 1995 to provide for a formula to determine the maximum number of options which may be granted in any one year to any one person, the income recognized on the exercise of a non-qualified stock option will qualify as "performance-based compensation" and will not be included in determining the compensation which is limited to $1,000,000.

  Executives other than senior executives also participate in both the bonus and stock option programs. Other elements of compensation offered to the senior executives and to all other eligible employees include participation in a 401(k) deferred contribution plan and an Employee Stock Ownership Plan.

  Submitted by the Compensation and Benefits Committee of the Company's Board of Directors:

               Andrew C. Taylor   Giorgio Balzer   Terry O. Meek

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION:

  The Compensation and Benefits Committee consists of three members of the Board of Directors of the Company, none of whom are officers of the Company. During 1995, the Committee consisted of Messrs. Giorgio Balzer, Terry O. Meek, and Andrew C. Taylor from April 19, 1995 (Mr. Hebenstreit prior thereto). Mr. David Kemper is serving as a member of the board of directors and compensation committee of Seafield Capital Corp., of which Mr. Grant is an executive officer. Mr. Hebenstreit was formerly an officer of the Company and a subsidiary of the Company.

                    AMENDMENT OF ARTICLES OF INCORPORATION

  The Board of Directors has unanimously approved and recommends that the shareholders adopt an amendment to the Articles of Incorporation of the Company which would increase the authorized number of shares of common stock which the Company would have the power to issue.

  The first paragraph of ARTICLE III of the Articles of Incorporation presently provides that the Company is authorized to issue 2,000,000 shares of preferred stock of the par value of $1 per share and 60,000,000 shares of common stock of the par value of $5 per share. The proposed amendment to this paragraph of ARTICLE III would provide that the maximum number of shares which the Company is authorized to issue shall be 2,000,000 shares of preferred stock of the par value of $1 per share and 80,000,000 shares of common stock of the par value of $5 per share.

  Of the 60,000,000 shares of common stock, $5 par value, presently authorized under the Articles of Incorporation, approximately 36,703,418 shares were issued and outstanding as of January 31, 1996. Of the remaining 23,296,582 authorized but unissued shares of common stock (including 861,951 shares in treasury), approximately 3,285,000 shares have been reserved for issuance under the stock option and restricted stock plans. The Company continues to seek further acquisitions of banks and bank-related businesses, and the Board believes it should have the necessary shares of common stock available to issue should appropriate opportunities to effect acquisitions be presented.

  This amendment to the Articles of Incorporation might be considered as having the effect of discouraging attempts to take over control of the Company since the issuance of such shares could be used to dilute the stock ownership of persons seeking to obtain control and increase the cost for any such person. However, this is not the purpose of the proposed amendment.

  As noted above, the existing Articles of Incorporation presently provide for the Board of Directors to issue up to 2,000,000 shares of preferred stock and to designate the rights and preferences of such stock. The Board may determine the voting rights of any preferred stock issued which may include more than one vote per share. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt to change control of the Company by, for example, creating voting impediments to the approval of mergers or other similar transactions involving the Company. The Board has no present intention to issue preferred stock for such purposes and no preferred stock has yet been issued by the Company.

  The proposed amendment to the Articles of Incorporation requires the affirmative vote of the holders of a majority of the shares of common stock issued and outstanding. It is not anticipated that the Company will seek authorization from its shareholders for the issuance of such additional shares from time to time unless required by applicable laws. There are no preemptive rights available to shareholders in connection with the issuance of any such shares.

  The proposed amendment would cause the first paragraph of ARTICLE III of the Articles of Incorporation to be amended to read as follows:

    "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 82,000,000 shares, consisting of (i) 2,000,000 shares of preferred stock of the par value of $1 per share and
  (ii) 80,000,000 shares of common stock of the par value of $5 per share."

  If the proposal to amend the Articles of Incorporation is not approved by the shareholders, it is anticipated the Board of Directors would resubmit the proposal to the shareholders in the future.

  Unless otherwise directed, the persons named in the enclosed proxy intend to vote for approval of the proposed amendment to the Articles of Incorporation of the Company as set forth above.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS:

  Since the Company began operations in 1967, the accounting firm of KPMG Peat Marwick has examined and reported on the financial statements of the Company and has rendered certain non-audit services. The Board of Directors, upon the recommendation of its Audit Committee, has determined to continue the services of this firm for the current fiscal year, ending December 31, 1996, to examine the financial statements of the Company for the fiscal year ending on such date and to perform other appropriate accounting services. A member of KPMG Peat Marwick will attend the annual meeting and will have the opportunity to make a statement if desired. Such member will also be available to respond to questions of the shareholders.

SHAREHOLDER PROPOSALS:

  In order to be considered for inclusion in the proxy statement for the annual meeting of the Company to be held in April, 1997, shareholder proposals must be received by the Company on or prior to November 20, 1996.

OTHER MATTERS:

  The management does not know of any matter or business to come before the meeting other than that referred to in the notice of meeting but it is intended that, as to any such other matter or business, the person named in the accompanying proxy will vote said proxy in accordance with the judgment of the person or persons voting the same.

                                          By Order of the Board of Directors

                                          J. Daniel Stinnett
                                          Secretary

March 12, 1996

--------------------------------------------------------------------------------

                           COMMERCE BANCSHARES, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P
R   The undersigned hereby appoints James M. Kemper, Jr. and David W.
O   Kemper, or either of them, as agents and proxies with full power of
X   substitution in each, to represent the undersigned at the annual meeting
Y of shareholders to be held on April 17, 1996, or any adjournment thereof, on all matters coming before the meeting.

         ELECTION OF DIRECTORS. NOMINEES:              CHANGE OF ADDRESS


         W. Thomas Grant, II; James B.          -------------------------------
         Habenstrait; James M. Kemper,
         Jr.; John H. Robinson, Jr.;            -------------------------------
         and Dolph C. Simons, Jr.
                                                -------------------------------

                                                -------------------------------
                                                (If you have written in the
                                                above space, please mark the
                                                corresponding box on the
                                                reverse side of this card)


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE
APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY
BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF        -------------
DIRECTORS' RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED UNLESS    SEE REVERSE
YOU SIGN AND RETURN THIS CARD.                                       SIDE
                                                                 -------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                                                      |    1573
 [X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE
     ELECTION OF DIRECTORS AND FOR PROPOSAL 2.
--------------------------------------------------------------------------------
            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.
--------------------------------------------------------------------------------
 1. Election of Directors (see reverse)
      FOR    WITHHELD
      [_]      [_]
 FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):

 ------------------------------------------------------------
 2. To amend Articles of Incorporation to increase authorized common stock.
      FOR    AGAINST    ABSTAIN
      [_]      [_]        [_]

--------------------------------------------------------------------------------




SIGNATURE(S)______________________________________________DATE ________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Change of Address on Reverse Side [_]

 The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
--------------------------------------------------------------------------------